Exhibit 10.5

FIRST SAVINGS BANK, F.S.B.

EMPLOYEE SEVERANCE COMPENSATION PLAN

A.	Purpose.

The primary purpose of the First Savings Bank, F.S.B. Employee Severance Compensation Plan (the “Plan”) is to ensure the successful continuation of the business of First Savings Bank, F.S.B. (the “Bank”) and the fair and equitable treatment of the Bank’s employees following a Change in Control (as defined below).

B.	Covered Employees.

Subject to paragraph C below, any employee of the Bank with at least one year of service as of his or her termination date shall be eligible to receive a Change in Control Severance Benefit (as defined below) if, within the period beginning on the effective date of a Change in Control and ending on the first anniversary of such date, (i) the employee’s employment with the Bank is involuntarily terminated or (ii) the employee terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below).

C.	Limitations on Eligibility for Change in Control Severance Benefits or Management Restructuring Benefits.

(1) No employee shall be eligible for a Change in Control Severance Benefit if (a) his or her employment is terminated for “Cause,” (b) he or she is offered a Comparable Position and declines to accept such position, or (c) the employee is, at the time of termination of employment, a party to an individual employment agreement or change in control agreement with the Bank and/or First Savings Financial Group, Inc. (the “Company”).

(2) For purposes of this Plan, a termination of employment for “Cause” shall include termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Plan.

(3) For purposes of this Plan, a “Comparable Position” shall mean a position that would (a) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee prior to the Change in Control; (b) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee prior to the Change in Control; (c) be in a location that would not require the employee to increase his or her daily one-way commuting distance by more than thirty-five (35) miles as compared to the employee’s commuting distance immediately prior to the Change in Control; and (d) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee prior to the Change in Control.

D.	Definitions of Change in Control.

For purposes of this Plan “Change in Control” means a change in control as defined in Internal Revenue Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a) Change in ownership: a change in ownership of the Company occurs on the date any one person or group accumulates ownership of Company stock constituting more than 50% of the total fair market value or total voting power of Company stock,

(b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Company stock possessing 30% or more of the total voting power of Company stock, or (y) a majority of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Company’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Company assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Company’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

E.	Determination of the Change in Control Severance Benefit.

(1) The Change in Control Severance Benefit payable to an eligible employee under this Plan shall be determined under the following schedule:

(a) An eligible Employee who does not receive a benefit pursuant to paragraph (b) of this Paragraph shall receive a Change in Control Severance Benefit equal to the product of (i) the employee’s years of service from his or her hire date (including partial years and years prior to the adoption of this plan) through the termination date and (ii) an amount equal to two (2) weeks of the employee’s Base Compensation (as defined below). A “year of service” shall mean each 12-month period of service following an employee’s hire date determined without regard the number of hours worked during such period(s). The taking of a leave of absence shall not eliminate a period of time from being a year of service if such period of time otherwise qualifies as a year of service. Further if a particular 12-month period of time would not otherwise qualify under the Plan as a year of service because one hour of service is not credited during each month of such period due to the taking of a leave of absence, then such period of time shall be deemed to be a year of service for all other sections of this Plan. For purposes of this Plan, a “leave of absence” means (i) the taking of an authorized or approved leave of absence under the provisions of the federal Family and Medical Leave Act (“FMLA”), (ii) any state law providing qualitatively similar benefits as the FMLA, or (iii) a leave of absence authorized under the policies of the Bank. The minimum payment to an eligible employee under this paragraph shall be an amount equal to two (2) weeks of Base Compensation and the maximum payment to an eligible employee shall be an amount equal to twenty-six (26) months of Base Compensation.

(b) The Change in Control Severance Benefit shall be paid in a lump sum not later than five (5) business days after the date of the employee’s termination of employment.

(2) For purpose of determinations under this Paragraph E, “Base Compensation” shall mean:

(a) For salaried employees, the employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(b) For employees whose compensation is determined in whole or in part on the basis of commission income, the employee’s base salary at termination (or, if greater, the employee’s base salary on the date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his or her termination date (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(c) For hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

F.	Withholding.

All payments will be subject to customary withholding for federal, state and local tax purposes.

G.	Parachute Payment.

Notwithstanding anything in this Plan to the contrary, if a Change in Control Severance Benefit to an employee who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” taking into account payments under this Plan and otherwise, the benefit payable under this Plan shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as under Section 280G of the Code or any successor provision thereto.

H.	Adoption by Affiliates.

Upon approval by the Board of Directors of the Bank (the “Board of Directors”), this Plan may be adopted by any “Subsidiary” or “Parent” of the Bank. Upon such adoption, the provisions of the Plan shall be fully applicable to the employees of that Subsidiary or Parent. The term “Subsidiary” means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term “Parent” means any corporation which holds a majority of the voting power of the Bank’s outstanding shares of capital stock.

I.	Administration.

The Plan is administered by the Board of Directors, which shall have the discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. All decisions of the Board of Directors, any action taken by the Board of Directors with respect to the Plan and within the powers granted to the Board of Directors under the Plan, and any interpretation by the Board of Directors of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Board of Directors may delegate and reallocate any authority and responsibility with respect to the Plan.

J.	Source of Payments.

Unless otherwise determined by the Board of Directors, all payments and benefits provided under this Agreement shall be paid solely by the Bank or, if applicable, any affiliate that adopts the Plan pursuant to Paragraph H of the Plan. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

K.	Inalienability.

In no event may any Employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors, nor liable to attachment, execution or other legal process.

L.	Governing Law.

The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of Indiana, except to the extent that federal law applies.

M.	Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

N.	No Employment Rights.

Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment, nor constitute a contract of employment, express or implied. The Bank and, if applicable, any affiliate that adopts the Plan reserves the right to dismiss or otherwise deal with any employee to the same extent and on the same basis as though this Plan had not been adopted. Nothing in this Plan is intended to alter the at-will status of an employee’s at will employment status, it being understood that, except to the extent otherwise expressly set forth to the contrary in an individual employment-related agreement, the employment of any employee may be terminated at any time by either the Bank and, if applicable, any affiliate that adopts the Plan or the employee with or without cause.

O.	Amendment and Termination.

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder. A proper termination of the Plan automatically shall effect a termination of all employees’ rights and benefits hereunder.

P.	Required Provisions.

(1) In the event any of the provisions of this Paragraph P are in conflict with the terms of this Plan, this Paragraph P shall prevail.

(2) The Bank may terminate an employee’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice an employee’s right to compensation or other benefits under this Plan. An employee shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(3) If an employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the employee all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(4) If an employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(5) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(6) All obligations under this Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision (OTS), or his designee, at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(7) Any payments made to employees pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

This plan has been approved and adopted by the Board of Directors of the Bank and is effective as of October 7, 2008.

FIRST SAVINGS BANK, F.S.B.

Attest:	By:	/s/ Michael F. Ludden
For the Entire Board of Directors